U. S. LEGAL
      SUPPORT, INC.



     1001 FANNIN, SUITE 650                                   RICHARD O. LOONEY
     HOUSTON, TEXAS  77002                 CHAIRMAN AND CHIEF EXECUTIVE OFFICER
     713-653-7182                                                  713-653-7121
     FAX 713-653-7172                                rlooney@uslegalsupport.com



March 9, 1998



Mr. James M. Wilson                                     VIA FACSIMILE 521-3040
Commander Wilson, Inc.                                  AND COURIER
2710 Sackett
Houston, TX  77098


Dear Jim:

As authorized by Section 8.3(a)(ii) of the Agreement of Purchase and Sale of Assets by and among U.S. Legal Support, Inc., a Texas corporation (formerly known as Litigation Resources of America, Inc.), Looney & Company, a Texas corporation, and James M. Wilson, d/b/a Commander Wilson, Inc. dated September 25, 1997, and the subsequent Letter dated January 5, 1998 (collectively, the "Agreement"), we hereby elect to terminate the Agreement as of the date hereof.

Very truly yours,



cc:  Mr. David P. Tusa